Exhibit 99.1

CAI International, Inc. Announces Change of Ticker Symbol to CAI

SAN FRANCISCO--(BUSINESS WIRE)--July 30, 2015--CAI International, Inc. (CAI) (NYSE:CAP), one of the world’s leading transportation finance and logistics companies, today announced that it will change the ticker symbol of its common stock listed on the New York Stock Exchange from “CAP” to “CAI.” The change will become effective at the start of trading on August 14, 2015.

About CAI International, Inc.

CAI is one of the world’s leading transportation finance and logistics companies. As of June 30, 2015, CAI operated a worldwide fleet of approximately 1,209,000 CEUs of containers through 16 offices located in 13 countries including the United States. As of June 30, 2015, CAI also owned a fleet of 3,671 railcars, which it leases within North America.

CONTACT:
CAI International, Inc.
Tim Page, 415-788-0100
Chief Financial Officer
tpage@capps.com